Exhibit 10.26

FREEPORT-McMoRan INC.
DIRECTOR COMPENSATION
(as of January 1, 2015)

Cash Compensation

Each non-management director of Freeport-McMoRan Inc. receives an annual fee of $75,000. The lead independent director receives an additional annual fee of $100,000 paid in shares of our common stock. Committee chairs receive an additional annual fee as follows: Audit Committee, $25,000; Compensation Committee, $20,000; Nominating and Corporate Governance Committee, $15,000; and Corporate Responsibility Committee, $15,000. Each committee member, excluding the chair of each committee, receives an additional annual fee as follows: Audit Committee members, $12,500; Compensation Committee members, $10,000; Nominating and Corporate Governance Committee, $7,500; and Corporate Responsibility Committee, $7,500. Executive Committee members do not receive an additional annual fee.

Each non-management director also receives a fee of $3,000 for attending each board meeting and each committee meeting (for which he or she is a member) and is reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

Equity-Based Compensation; Deferrals

Non-management directors currently receive annual equity awards payable solely in restricted stock units, with the number of restricted stock units granted determined by dividing $270,000 by the closing sale price of our common stock on June 1st, the grant date, or the previous trading day if no sales occur on that date, and rounding down to the nearest hundred shares. The restricted stock units vest ratably over the first four anniversaries of the grant date. Each restricted stock unit entitles the director to receive one share of our common stock upon vesting. Dividend equivalents are accrued on the restricted stock units on the same basis as dividends are paid on our common stock and include market rate interest. The dividend equivalents are only paid upon vesting of the restricted stock units. In addition, in connection with an initial election to the board other than at an annual meeting, a director may receive a pro rata equity grant.

Non-management directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date. Non-management directors may also elect to defer all or a portion of their annual fee and meeting fees, and such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant.

Frozen and Terminated Retirement Plan

We have a retirement plan for the benefit of certain of our non-management directors who reach age 65. In April 2008, the Board amended the plan to freeze the maximum annual benefit at $40,000, except as provided below, and to terminate the plan for future directors. Under the retirement plan, an eligible director will be entitled to an annual benefit up to a maximum of $40,000, depending on the number of years the retiree served as a non-management director for us or our predecessors. The benefit is payable from the date of retirement until the retiree’s death. Each eligible director who was also a director of our former parent and who did not retire from that board of directors, will receive upon retirement from our board an additional annual benefit of $20,000, which is also payable from the date of retirement until the retiree’s death. This additional benefit is not subject to the $40,000 maximum annual benefit described above.